Exhibit 21.1

DYNEX CAPITAL, INC.
LIST OF CONSOLIDATED ENTITIES
As of December 31, 2012

Mortgage Investment Corporation
Investment Capital Access, Inc.
Commercial Capital Access One, Inc.
MERIT Securities Corporation
Financial Asset Securitization, Inc.
GLS Capital Services, Inc.
GLS Development, Inc.
SMFC Funding Corporation
MSC I L.P.
Issued Holdings Capital Corporation
GLS Capital, Inc.
GLS Properties, LLC
Allegheny Commercial Properties I, LLC
Allegheny Income Properties I, LLC
Allegheny Special Properties, LLC

NOTE:
All companies were incorporated in Virginia except for GLS Properties, LLC, Allegheny Commercial Properties I, LLC, Allegheny Income Properties I, LLC, and Allegheny Special Properties, LLC, which were incorporated in Pennsylvania.